Exhibit 99.1

Analog Devices Revises Revenue Guidance for Fiscal First Quarter 2016

NORWOOD, Mass.--(BUSINESS WIRE)--January 14, 2016--Analog Devices, Inc. (NASDAQ: ADI), today announced it expects revenue in the first quarter of fiscal 2016 to be in the range of $745 million to $765 million compared to the company’s previous forecast of $805 million to $855 million. The lowered revenue outlook is the result of weaker than forecasted customer demand in the company’s portable consumer business unit, which began in December, and is expected to continue into the second fiscal quarter. Demand trends across ADI’s core markets of industrial, automotive, and communication infrastructure are tracking within the range of prior expectations.

ADI is forecasting non-GAAP gross margin of approximately 62% in the first quarter compared to its original forecast due to an inventory reserve associated with the updated revenue outlook. The company expects its non-GAAP gross margin to return to its model range in the second fiscal quarter of 2016.

Non-GAAP operating expenses in the first quarter are expected to decline significantly to $264 million from the prior quarter’s $292 million.

Non-GAAP net interest expense in the first quarter is expected to be approximately $10 million, and $15 million per quarter thereafter, as a result of the company’s recent $1.25 billion debt offering.

Management will discuss the company’s first quarter 2016 financial results on its call with investors scheduled for February 17, 2016.

Revised Outlook for the First Quarter of Fiscal Year 2016
The following statements are based on current expectations, and as indicated, are presented on a GAAP and non-GAAP basis. These statements are forward-looking and actual results may differ materially, as a result of, among other things, the important factors discussed at the end of this release. These statements supersede all prior statements regarding the company’s business outlook set forth in prior ADI news releases, and ADI disclaims any obligation to update these forward-looking statements.

	GAAP	Non-GAAP Adjustments	Non-GAAP
Revenue	$745 to $765 million	-	$745 to $765 million
Gross Margin	approx. 62%	$1.4 million (1)	approx. 62%
Operating Expenses	approx. $282 million	$17.5 million (1)	approx. $264 million
Interest & Other Expense	approx. $13 million	3.0 million(2)	approx. $10 million
Tax Rate	approx. 10%	$8.0 million (3)	approx. 13%
Earnings per Share	$0.47 to $0.51	$0.04 (4)	$0.51 to $0.55

1. Reflects estimated adjustments for amortization of purchased intangible assets and depreciation of step up value on purchased fixed assets.

2. Debt extinguishment related costs.

3. Represents estimated impact due to reinstatement of R&D tax credit.

4. Represents estimated impact of expenses associated with non-GAAP adjustments on a per share basis.

About Analog Devices

Analog Devices designs and manufactures semiconductor products and solutions. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure and connect. Visit http://www.analog.com

This release may be deemed to contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, our statements regarding our expected revenue, earnings per share, gross margin, operating expenses, interest and other expense, tax rate, and other financial results for the first quarter of fiscal 2016, expected operating leverage, production and inventory levels, expected market trends, and expected customer demand and order rates for our products, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about our business and the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: any faltering in global economic conditions or the stability of credit and financial markets, erosion of consumer confidence and declines in customer spending, unavailability of raw materials, services, supplies or manufacturing capacity, changes in geographic, product or customer mix, our ability to successfully integrate acquired businesses and technologies, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners.

CONTACT:
Analog Devices, Inc.
Mr. Ali Husain, 781-461-3282 (phone)
781-461-3491 (fax)
Treasurer and Director of Investor Relations
investor.relations@analog.com